Exhibit 1.1

December 11, 2012

Cynthia W. Hu

COO, General Counsel & Secretary

EntreMed, Inc.

9640 Medical Center Drive

Rockville, MD 20850

Dear Cynthia:

We are pleased that EntreMed, Inc. (including its affiliates, the “Company”) has chosen to engage Burrill LLC (“Burrill”) to act as its investment banker for a capital raising (a “Financing”). This letter agreement (the “Agreement”) contains the terms pursuant to which the Company agrees to engage Burrill and Burrill agrees to provide services to the Company (the “Engagement”).

1. Services of Burrill. Burrill is prepared to commence work immediately, including completing its final due diligence activities and assisting the Company in preparing and providing its marketing materials and any necessary publicly-filed documents or other reasonably requested materials (“Offering Materials”) for the Financing. Burrill will also advise the Company in structuring the Financing. Burrill will further: (a) identify and contact suitable investors; (b) respond to questions, coordinate requests for information and meetings with the Company, and solicit commitments from investors and (c) otherwise assist in closing the Financing. It is understood that execution of this Agreement does not assure the successful completion of the Financing.

2. The Company’s Actions and Responsibilities. In connection with Burrill’s activities:

(a) The Company will comply with all applicable securities and other laws in connection with the Financing including, without limitation, making all appropriate filings with applicable federal and state securities commissions or authorities, if so required;

(b) The Company authorizes Burrill to transmit the Offering Materials to prospective purchasers in the Financing, as may be identified to the Company. The Company will be solely responsible for the contents of the Offering Materials.

(c) The Company will not formally engage any other person to act on its behalf as investment banker with respect to soliciting investors for a Financing for a period of 90 days, commencing on the date of this letter, subject to the termination clause included in this document, entitled Term of Engagement. Nonetheless, Burrill reserves the right to involve other Financial Industry Regulatory Authority, Inc. (“FINRA”) member Broker Dealers in good standing in the Financing, subject to the approval of the Company. Notwithstanding the foregoing, the Company reserves the right to engage a finder or agent based in China to solicit investors based in China. Such potential local investors (“China Local Investors”) and certain existing investors will be approved by the Company and be identified in writing in the form of Exhibit A, which exhibit may be amended from time to time as appropriate by the parties ..

3. Fees & Expenses.

(a) The Company shall pay no upfront or retainer fees to Burrill. As compensation for the services to be provided by Burrill hereunder, the Company agrees to pay to Burrill a cash fee equal to 6% of the gross proceeds of the Financing, excluding any investment made by any China Local Investors unless such local investment was identified and facilitated by Burrill with the Company’s approval. If the Financing is consummated by means of more than one closing, Burrill shall be entitled to the fees provided herein with respect to each such closing. In addition, at the closing of the Financing, the Company will issue to Burrill a warrant (the “Agent’s Warrant”) to purchase a number of the Company’s common shares equal to 3% of the common shares sold in the Financing, with an exercise price equal to 125% of the issuance price per share in the Financing. The Agent’s Warrant shall be exercisable on a cashless “net” basis for a period of 5 years following the closing of the Financing. The Company will register with the Securities and Exchange Commission the shares issuable upon exercise of the Agent’s Warrant. The cash fee will be paid and the warrants issued at the closing date of the Financing.

(b) In addition to the foregoing fees, , the Company shall reimburse Burrill for all reasonable out-of-pocket expenses, evidenced by a third party receipt, incurred from time to time in connection with the provision of the services hereunder, including reasonable fees and expenses of its counsel, travel-related expenses, postage, telecommunication and duplicating expenses, but in no event greater than $25,000 in the aggregate without the prior written approval of the Company. Such reimbursement shall be payable immediately upon the closing of the Financing (but only in the event of the closing) from the gross proceeds of the securities sold.

4. Term of Engagement. The term (the “Term”) of this Agreement will commence on the date first written above. Following the initial thirty (30) day term, either the Company or Burrill may terminate this Agreement at any time, with or without cause, by giving 30 days prior written notice to the other party. Following the Company’s termination of this Agreement, if the Company, at any time within a 6-month period following the termination of this Agreement, executes a Financing with any investors with whom Burrill engaged in substantive discussions or negotiations (as evidenced by conference calls or direct meetings with the Company and investors regarding the Financing) regarding the Financing, the Company will pay to Burrill the fees that would have been payable to Burrill in accordance with Section 3 above (the “Tail Fees”). Notwithstanding the previous sentence, should Burrill be engaged by the Company within the next twelve months individually or in conjunction with any other investment banking firm for further capital raising activities, then the economic arrangements incorporated in that financing transaction will supercede any Tail Fees. The paragraphs in this Agreement entitled “Fees and Expenses” (including, without limitation the obligation to pay additional fees and issue additional warrants upon additional closings of the Financing), “Information”, “Certain Acknowledgments”, “Indemnification and Contribution”, “Limitation of Liability” and “Miscellaneous” and any exhibits, annexes or schedules thereto will survive expiration or termination of this Agreement.

5. Information. The Company recognizes and confirms that Burrill in acting pursuant to this Engagement will be using information in reports and other materials provided by parties other than Burrill, including, without limitation, information provided by or on behalf of the Company or any prospective party to the Financing, and that Burrill does not assume responsibility for and may rely, without independent verification, on the accuracy and completeness of any such information.

6. Certain Acknowledgments. The Company acknowledges that Burrill has been retained hereunder solely as an adviser to the Company and that the Company’s engagement of Burrill is as an independent contractor and not in any other capacity including as a fiduciary. Burrill may, to the extent it deems appropriate, render the services hereunder through one or more of its affiliates. Neither this Engagement, nor the delivery of any advice in connection with this Engagement, is intended to confer rights upon any persons not a party hereto (including security holders, employees or creditors of the Company) as against Burrill or Burrill’s affiliates or their respective directors, officers, agents and employees. The Company acknowledges that Burrill may, at its own expense, and after the closing of a Financing, provided such signing has previously been publicly announced by Company, place customary announcements or advertisements in financial newspapers, journals and marketing materials describing Burrill’s services hereunder. After a publicly-announced closing of a Financing, Burrill will not need to obtain the consent of the Company when referring to the Company in publications, listings and marketing materials which list transactions in which Burrill has participated.

2

The Company acknowledges that it is not relying on the advice of Burrill for tax, legal or accounting matters. It is seeking and will rely on the advice of its own professionals and advisors for such matters and it will make an independent analysis and decision regarding any Financing based upon such advice.

7. Indemnification and Contribution. In connection with engagements such as this, it is Burrill’s policy to enter into indemnification and contribution agreements. The Company agrees to the provisions with respect to the indemnification, contribution and the other matters set forth in Annex 1, which is incorporated by reference into this Agreement.

8. Limitation of Liability. The Company agrees that in no event shall Burrill’s liability under this Agreement exceed the total fees received by Burrill from the Company under this Agreement. This limitation of Burrill’s liability to the Company shall not be affected in any way by any determination that the indemnification provision in the paragraph entitled “Indemnification and Contribution” is not fully enforceable or otherwise not fully available.

9. Miscellaneous. This Agreement is governed by the laws of the State of California, without regard to conflicts of law principles, and will be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns.

Subject to any exception that may be specifically set forth in this Agreement, this Agreement and all opinions and advice and other documents provided by Burrill are confidential and proprietary and are not to be quoted, reproduced, summarized or otherwise disclosed, nor will any reference to Burrill be made, without Burrill’s prior written consent (except for such disclosure as Company counsel advises is required by law).

Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in San Francisco, California, before three arbitrators. The arbitration shall be administered by JAMS (or any successor organization) pursuant to its Comprehensive Arbitration Rules and Procedures (or any successor rules and procedures that may be adopted from time to time by JAMS or such successor). Judgment on the arbitration award may be entered in any court having jurisdiction. This clause shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction. The arbitrator may, in the arbitration award, allocate all or part of the costs of the arbitration, including the fees of the arbitrator and the reasonable attorneys’ fees of the prevailing party.

This Agreement and any exhibits or attachments constitute the entire agreement between the parties concerning the subject matter hereof. No portion of this Agreement may be waived or amended, except in writing by a document signed by authorized representatives of both parties. Burrill may assign this Agreement and its rights hereunder to any affiliate controlled by Burrill without the Company’s consent. If an arbitrator or court of competent jurisdiction deems any portion of this Agreement, or its application, invalid or unenforceable, the remaining portions of this Agreement will be interpreted so as best to reasonably effect the intent of the parties. This Agreement may be executed by facsimile and in two or more counterparts, each of which will be deemed to be an original, but all of which will constitute one and the same agreement.

3

11. Notices. Any notice required or permitted hereunder will be given in writing and will be conclusively deemed effectively given upon personal delivery or delivery by courier or by a reputable overnight delivery services or on the first business day after transmission if sent by confirmed facsimile transmission or electronic mail transmission, or five days after deposit in the United States mail, by registered or certified mail, postage prepaid, addressed as provided below:

Burrill:	Burrill LLC
One Embarcadero Center, Suite 2700
San Francisco, CA 94111
Attention: Wenyong Wang
Facsimile: (415) 591-5401

Company:	EntreMed, Inc.
9640 Medical Center Drive
Rockville, MD 20850
Attention: Ken K. Ren
Copy: Cynthia W. Hu
Facsimile: (240) 864-2782

We are delighted to accept this Engagement and look forward to working with you on this matter. Please confirm that the foregoing is in accordance with your understanding of our agreement by signing and returning to us a copy of this letter.

Very truly yours,

Burrill LLC

By:	/s/ Stephen A. Hurly
Name: Stephen A. Hurly
Title: CEO, Merchant Banking Group

ACCEPTED AND AGREED TO
AS OF THE DATE SET FORTH ABOVE:

ENTREMED, INC.

By:	/s/ Cynthia W. Hu
Name: Cynthia W. Hu
Title: COO, General Counsel & Secretary

4

ANNEX 1

INDEMNIFICATION AND CONTRIBUTION

This Annex I is an integral part of, and is incorporated by reference into, the engagement letter of which this Annex 1 is a part (the “Engagement Letter”). Capitalized terms used but not defined herein have the meanings given them in the Engagement Letter.

The Company agrees to (a) indemnify Burrill and its affiliates and their respective directors, officers, shareholders, members, partners, employees, agents and controlling persons (Burrill and each such person being an "Indemnified Party") from and against any and all losses, claims, damages and liabilities, joint or several, to which such Indemnified Party may become subject under any applicable law, or otherwise (collectively, “Losses”): (i) related to, arising out of or in connection with (A) the contents of oral or written information (or any omission therein of a material fact) provided by the Company, its employees or its other agents, which information either the Company or Burrill provides to any third party to an actual or proposed Financing, or (B) any other action or failure to act by the Company, its employees or its other agents or by Burrill or any Indemnified Party in accordance with and at the Company’s request or with the Company’s consent; or (ii) otherwise related to or arising out of the Engagement or any actual or proposed Financing, except that this clause (ii) will not apply with respect to any Loss that is finally judicially determined to have resulted primarily from the gross negligence or willful misconduct of such Indemnified Party, and (b) reimburse each Indemnified Party for all expenses (including counsel fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by or on behalf of the Company.

The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or its security holders, affiliates or creditors related to, arising out of, or in connection with, any Financing or the engagement of Burrill pursuant to, or the performance by Burrill of the services contemplated by, the Engagement Letter, except for any Loss that is finally judicially determined to have resulted primarily from the gross negligence or willful misconduct of such Indemnified Party.

If the indemnification of an Indemnified Party provided for in this Annex 1 is for any reason held unenforceable, although otherwise applicable in accordance with its terms, the Company agrees to contribute to the Losses for which such indemnification is held unenforceable (a) in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and Burrill, on the other hand, of the transaction(s) contemplated by the Engagement Letter (whether or not such transaction(s) are consummated) or (b) if (but only if) the allocation provided for in clause (a) is for any reason held unenforceable, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (a) but also the relative fault of the Company, on the one hand, and Burrill, on the other hand, as well as any other relevant equitable considerations. The Company agrees that, for the purposes of this paragraph, the relative benefits to the Company and Burrill of the contemplated transaction(s) (whether or not such transaction(s) are consummated) shall be deemed to be in the same proportion that the total value paid, issued or received, or contemplated to be paid, issued or received by the Company and its stockholders, as a result of or in connection with the transaction(s), bears to the fees paid or to be paid to Burrill under the Engagement Letter; provided, however, that, to the extent permitted by applicable law, in no event shall the Indemnified Parties be required to contribute an aggregate amount in excess of the aggregate fees actually paid to Burrill under the Engagement Letter.

The Company agrees that it will not, without prior written consent of Burrill, settle any pending or threatened claim or proceeding related to or arising out of the Engagement or any actual or proposed Transaction (whether or not Burrill or any Indemnified Party is a party to such claim or proceeding) unless such settlement includes a provision unconditionally releasing Burrill and each other Indemnified Party from all liability in respect of claims by any releasing party related to or arising out of the Engagement or any actual or proposed Financing.

Annex-1

If Burrill or any other Indemnified Party is requested or required to appear as a witness in any action relating to the Engagement or any actual or proposed Financing in which such person is not named as a party, the Company will reimburse Burrill for all expenses incurred in connection with such person’s appearing and preparing to appear as such a witness, including, without limitation, the fees and disbursements of its legal counsel.

The foregoing provisions are in addition to any rights the Company or any Indemnified Party may have at common law or otherwise and will be binding on and inure to the benefit of any successors, assigns, and personal representatives of Company and each Indemnified Party. The provisions of this Annex 1 shall continue to apply and shall remain in full force and effect regardless of any modification or termination of the Engagement or Engagement Letter or the completion of Burrill's services thereunder.